EXHIBIT 99.1

BANNIX ACQUISITION CORP. RECEIVES NASDAQ NOTIFICATION OF

NON-COMPLIANCE WITH LISTING RULES

Woodcliff Lake, New Jersey, August 26, 2022 — Bannix Acquisition Corp. (NASDAQ: BNIX) (“Bannix” or the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced that on August 23, 2022, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“NASDAQ”) advising the Company that the Company did not comply with NASDAQ’s Listing Rule 5250(c)(1) for continued listing because NASDAQ had not received the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Form 10-Q”).

NASDAQ informed the Company that it has 60 days from the date of the letter to submit a plan to regain compliance with respect to this delinquent report. If NASDAQ approves the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-Q, or until February 20, 2023, to regain compliance.

The Company is working diligently to complete the Form 10-Q and certain other amended reports. If the Company is unable to file the Form 10-Q by October 24, 2022, it intends to file a plan to regain compliance with NASDAQ. This notification has no immediate effect on the listing of the Company’s securities on NASDAQ. There can be no assurance, however, that the Company will be able to file Form 10-Q by October 24, 2022, regain compliance with the listing requirements discussed above or otherwise satisfy the other NASDAQ listing criteria.

About Bannix Acquisition Corp.

Bannix Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to, among others, statements about the Company’s plans to file its Form 10-Q and amend prior SEC filings, including the restatement of certain consolidated financial statements included therein. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “is working,” “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our SEC filings. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Subash Menon

Founder, Chief Executive Officer

(908) 368-8411